Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This General Release and Settlement Agreement (“Agreement”), is made this 8th day of August 2014 (the “Effective Date”), by and among Roy Radakovich, as representative on behalf of the former shareholders of Pump Engineering, LLC (hereinafter referred to as “Plaintiff”) and Energy Recovery, Inc., a Delaware Corporation (hereinafter referred to as “ERI”). Each of Plaintiff and ERI are sometimes referred to herein as a “Party;” and Plaintiff and ERI together are sometimes referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, on or about August 8, 2011, Plaintiff filed a Complaint against ERI in the United States District Court for the Eastern District of Michigan, Southern Division, captioned Roy Radakovich v. Energy Recovery, Inc., Case No. 2:11-cv-13443-DPH-MAR (the “Action”); and

WHEREAS, Plaintiff and ERI, without admitting any liability, have agreed to settle, compromise, resolve and discontinue the Action and any and all other claims, counterclaims, and/or causes of action between them, whether pleaded or unpleaded in the Action or related in any way to the Action;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants recited herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Plaintiff and ERI jointly and severally agree as follows:

AGREEMENT TERMS

1.	Certain Definitions.

(a)

“Pump Engineering, LLC” means and includes all predecessors, successors, subsidiaries, divisions, parents and/or affiliates thereof, past or present, and all past or present officers, directors, affiliates, agents, employees, attorneys, consultants, representatives, and any other person acting or purporting to act on behalf of Pump Engineering, LLC.

(b)	“Plaintiff” means the Former Pump Engineering Shareholders, with Roy Radakovich acting as their Shareholder Representative.

(c)

“Former Pump Engineering Shareholders” means and includes Plaintiff and all other former Pump Engineering, LLC shareholders prior to the closing of the Agreement and Plan of Merger and as referred to in said agreement and any and all of their spouses, domestic partners, children (natural or adopted), siblings, heirs, successors in interest or any other direct lineal antecedents or descendants of such named individuals.

(d)

“ERI” means Energy Recovery, Inc., and all predecessors, successors, subsidiaries, divisions, parents and/or affiliates thereof, past or present, including without limitation CFE Acquisition Corporation, and all past or present officers, directors, affiliates, agents, employees, attorneys, consultants, representatives, and any other person acting or purporting to act on behalf of Energy Recovery, Inc.

(e)

“Agreement and Plan of Merger” means the Agreement and Plan of Merger entered into between ERI and Pump Engineering, LLC on or about December 2, 2009 that is related to the Contingent Payment Escrow Agreement entered into between ERI and Pump Engineering, LLC on or about December 21, 2009.

(f)

“Contingent Payment Escrow Agreement” means the Contingent Payment Escrow Agreement entered into between ERI and Pump Engineering, LLC on or about December 21, 2009 that is related to the Agreement and Plan of Merger entered into between ERI and Pump Engineering, LLC on or about December 2, 2009.

(g)	“Milestone 1” means the milestone payment of $1,300,000 defined in Exhibit B of the Contingent Payment Escrow Agreement.

(h)	“Milestone 2” means the milestone payment of $1,200,000 defined in Exhibit B of the Contingent Payment Escrow Agreement.

(i)	“Milestone 3” means the milestone payment of $1,000,000 defined in Exhibit B of the Contingent Payment Escrow Agreement.

2.	Settlement Payment Obligation. In consideration of the releases, covenants, agreements and obligations set forth herein, the Parties agree as follows:

2.1

No later than August 8, 2014, ERI and Plaintiff shall direct the Escrow Agent to remit to ERI Milestone 1 funds in the amount of $1,300,000 held in escrow pursuant to the Contingent Payment Escrow Agreement, increased by the amount of accrued interest, gain, or other income on such portion less 40% of such accrued income amount for years prior to 2014 for the Tax Obligation as defined in Paragraphs 2 and 3(c) of the Contingent Payment Escrow Agreement (which 40% amount was previously paid to ERI for taxes payable on such income).

2.2

No later than August 8, 2014, ERI and Plaintiff shall direct the Escrow Agent to disburse to Plaintiff Milestone 2 funds in the amount of $1,200,000 held in escrow pursuant to the Contingent Payment Escrow Agreement, increased by the amount of accrued interest, gain, or other income on such portion less 40% of such accrued income amount for years prior to 2014 for the Tax Obligation as defined in Paragraphs 2 and 3(c) of the Contingent Payment Escrow Agreement (which 40% amount was previously paid to ERI for taxes payable on such income).

2.3

No later than August 8, 2014, ERI and Plaintiff shall direct the Escrow Agent to disburse to Plaintiff a portion of Milestone 3 funds in the amount of $175,000 held in escrow pursuant to the Contingent Payment Escrow Agreement, increased by the amount of accrued interest, gain, or other income on such portion less 40% of such accrued income amount for years prior to 2014 for the Tax Obligation as defined in Paragraphs 2 and 3(c) of the Contingent Payment Escrow Agreement (which 40% amount was previously paid to ERI for taxes payable on such income).

2.4

No later than August 8, 2014, ERI and Plaintiff shall direct the Escrow Agent to disburse to ERI the remaining $825,000 of Milestone 3 funds held in escrow pursuant to the Contingent Payment Escrow Agreement, increased by the amount of accrued interest, gain, or other income on such portion less 40% of such accrued income amount for years prior to 2014 for the Tax Obligation as defined in Paragraphs 2 and 3(c) of the Contingent Payment Escrow Agreement (which 40% amount was previously paid to ERI for taxes payable on such income).

For any interest, gain, or other income accruing after January 1, 2014, no taxes will be withheld and the Escrow Agent will report the 2014 taxable income to the IRS and the Parties commensurate with the amounts of such income actually distributed to each of the Parties per the above sections.

3.

Plaintiff’s Release of ERI. Effective upon receipt by Plaintiff of the payments in Paragraphs 2.2 and 2.3 above, Plaintiff, and its representatives, attorneys, consultants, spouses, domestic partners, children (natural or adopted), siblings, heirs, successor in interest or any other direct lineal antecedent or descendant of such named individuals, hereby release and forever discharge ERI from any and all claims, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, that Plaintiff had in the past, or now has, or may have in the future against ERI that were asserted, or could have been asserted, in the Action, or that arise out of or relate to the Contingent Payment Escrow Agreement and/or Milestone 1, Milestone 2 and/or Milestone 3, or that arise out of or relate to the Agreement and Plan of Merger. Plaintiff expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses or claims have been underestimated in amount or severity, and Plaintiff represents that it explicitly took that into account in determining the amount of consideration to be paid for the giving of the release, and a portion of said consideration and the mutual covenants contained herein, having been bargained for between the Parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full accord, satisfaction and discharge of all such claims.

4.

ERI’s Release of Plaintiff. Effective upon receipt by ERI of the payments in Paragraphs 2.1 and 2.4 above, ERI, and its predecessors, successors, subsidiaries, divisions, parents and/or affiliates thereof, past or present, and all past or present officers, directors, affiliates, agents, employees, attorneys, consultants and representatives, hereby release and forever discharge Plaintiff (including the Former Pump Engineering Shareholders) and Pump Engineering LLC from any and all claims, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, that ERI had in the past, or now has, or may have in the future against Plaintiff (including the Former Pump Engineering Shareholders) and Pump Engineering, LLC that were asserted, or could have been asserted, in the Action, or that arise out of or relate to the Contingent Payment Escrow Agreement and/or Milestone 1, Milestone 2 and/or Milestone 3, or that arise out of or relate to the Agreement and Plan of Merger. ERI expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses or claims have been underestimated in amount or severity (including any warranty claims that may be asserted), and ERI represents that it explicitly took that into account in determining the amount of consideration to be paid for the giving of the release, and a portion of said consideration and the mutual covenants contained herein, having been bargained for between the Parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full accord, satisfaction and discharge of all such claims.

5.

No Liability. This Agreement is the result of a compromise among the Parties hereto and shall never at any time or for any purpose be considered as an admission of liability and/or responsibility on the part of any Party herein released, nor shall the payment of any sum of money in consideration for the execution of this Agreement constitute or be construed as an admission of any liability whatsoever by any Party herein released, each of which continues to deny such liability and disclaim such responsibility.

6.

Dismissal. Plaintiff shall submit to the Court a Stipulated Order of Dismissal with Prejudice of the Action and of all claims and counterclaims asserted by the Parties in the Action within three (3) business days of the Parties providing direction to the Escrow Agent as to the disbursement of the Escrow Funds as set forth in paragraph 2 of this Agreement. The Stipulated Order of Dismissal will also indicate that the Action is being dismissed without costs and without attorney fees to either party.

7.

Confidentiality.  Roy Radakovich, Robert Oklejas, ERI, and their counsel, agree to keep the terms of this Agreement confidential, except that disclosure may be made by Roy Radakovich, Robert Oklejas or ERI to the following persons or under the following circumstances:  (a) the directors, officers, and managers of ERI that need to know the settlement terms for the purpose of performing their duties to ERI; (b) the Former Pump Engineering Shareholders; (c) Roy Radakovich, Robert Oklejas or ERI’s attorneys, accountants, and others who need to know and disclose such information in order to implement this Agreement or to perform professional services (e.g., accounting, tax, legal) for Roy Radakovich, Robert Oklejas or ERI, but only to the extent necessary for such purposes; (d) as required by a court of competent jurisdiction during the course of litigation or other legal proceeding; (e) for the purposes of disclosure in connection with the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any other filings, reports or disclosures that may be required under applicable laws or regulations; (f) in response to a valid subpoena or as otherwise may be required by law.  No press release or other public announcement concerning the terms of this Agreement may be made by Roy Radakovich, Robert Oklejas, ERI, or any other person acting at their direction or encouragement.  However, Roy Radakovich, Robert Oklejas and ERI may disclose that the dispute at issue in the Action has been settled on a mutually satisfactory basis, on confidential terms.  If ERI discloses the amounts of any of the escrow payments set forth in Paragraph 2 of this Agreement to the SEC or in any other public filing under subparagraph (e) above, then Roy Radakovich and Robert Oklejas may also disclose the existence of same escrow payments, but that is all that they may disclose other than that the Action has been settled on a mutually satisfactory basis on confidential terms. Roy Radakovich, Robert Oklejas, ERI, and their counsel, acknowledge and agree that in the event of a breach under this Paragraph 7, only the disclosing party is liable.

8.

Authority. Each Party to this Agreement represents and warrants that the person executing this Agreement on its behalf has full authority to bind the Parties to this Agreement and is legally competent to do so. Each Party further represents and warrants to the other Parties hereto that it has not made any assignments or transfers of any claims or rights relating to the subject matter of this Agreement or any pending proceedings described herein or related thereto. Each Party also represents that it has not made and will not make any assignments or transfers for the purpose of avoiding any of the obligations contained in this Agreement, has not formed and will not form any new entities or associations for the purpose of avoiding any of the obligations contained in this Agreement, and has not and will not take any action to circumvent or otherwise avoid any of the terms or obligations of this Agreement. This section shall not obligate the Former Pump Engineering Shareholders to maintain any holding companies through which they previously held interests.

9.

Consultation with Counsel. The Parties hereby affirm and acknowledge that (i) they have read this Agreement and have discussed it with their counsel, (ii) they fully understand and appreciate the meaning of its terms, and (iii) it is a voluntary, full and final settlement, compromise, and release to the fullest extent permitted by law. Without limiting the generality of the foregoing, the Parties acknowledge that the terms of the settlement have been entered into freely and are reasonable and appropriate.

10.

Joint Participation and Preparation of Agreement. The Parties hereto participated jointly in the preparation of this Agreement, and each has had the opportunity to review, comment upon and re-draft this Agreement. Accordingly, it is agreed that this Agreement shall be construed as if the Parties jointly prepared this Agreement and any uncertainty or ambiguity shall not be interpreted against any one Party and in favor of any other.

11.

No Inducement. The Parties each represent that by entering into the Agreement, that they rely on no promise, inducement, or other agreement not expressly contained in the Agreement; that they have read the Agreement and have been encouraged and given the opportunity to discuss it thoroughly with their respective legal counsel; that they understand all of the provisions of the Agreement and intend to be bound by them; and that they enter into the Agreement voluntarily.

12.

Sole Agreement. This Agreement constitutes a full and complete integration of the entire understanding and agreement of the Parties with respect to the matters referred to herein. Any representation, promise or condition, whether written or oral, between the Parties with respect to the matters referred to in this Agreement, which is not specifically incorporated in this Agreement shall not be binding upon any of the Parties and the Parties acknowledge that they have not relied, in entering into this Agreement, upon any representations, promises or conditions not specifically set forth in this Agreement. No prior oral or written understanding, covenant or agreement between the Parties, with respect to the matters referred to in this Agreement, shall survive the execution of this Agreement.

13.

Execution in Counterparts/Electronic or Facsimile Signatures. This Agreement may be executed in counterparts and when each Party has signed and delivered one such counterpart, each counterpart shall be deemed an original and all counterparts taken together shall constitute one and the same agreement which shall be binding and effective as to all Parties. Electronic and facsimile signatures shall be treated the same as original signatures.

14.

Absence of Waiver. The failure of any party to enforce at any time any provision of this Agreement shall in no way be construed as a waiver of such provision, nor in any way to affect the validity of this Agreement or any part thereof, or the right of any party to later enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

15.

Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal, unenforceable, or in conflict with the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.	Modifications. No modification of any of the terms of the Agreement will be valid unless in writing and signed by both parties.

17.	Binding Effect. All the terms of this Agreement are contractual including those terms contained in the “Recitals” section of this Agreement.

18.	Survival. This Agreement shall survive the release of any claims.

19.

Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

20.

Governing Law/Venue. This Agreement shall be interpreted, construed and enforced, and disputes relating to its validity shall be resolved, in accordance with the laws of the State of Delaware, excluding Delaware’s conflict of laws principles. The Parties further agree to the exclusive jurisdiction and venue for any dispute arising under, out of or relating to this Agreement, and/or disputes related to the enforcement and/or interpretation of the Agreement, in the United States District Court in and for the Eastern District of Michigan.

IN WITNESS HEREOF and intending to be legally bound hereby, the Parties have executed this Agreement effective as of the Effective Date.

ROY RADAKOVICH, an individual, and as representative of the former shareholders of Pump Engineering, LLC

Dated: August 5, 2014	By:	/s/Roy Radakovich
Company Representative

ENERGY RECOVERY, INC.

Dated: August 8, 2014	By:	/s/ Thomas S. Rooney, Jr.
	Name:	Thomas S. Rooney, Jr.
	Title:	Chief Executive Officer